Exhibit 99.2

FROM OF

CERTIFICATE OF DESIGNATIONS

OF

CUMULATIVE REDEEMABLE SERIES A PREFERRED STOCK

OF

MVW US HOLDINGS, INC.

I, Bancroft S. Gordon, Secretary of MVW US Holdings, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Sections 103 and 151 of the Delaware General Corporation Law, do hereby certify that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, on October [26], 2011 the Board of Directors adopted the following resolution which created a series of 40 shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as Cumulative Redeemable Series A Preferred Stock:

RESOLVED, that pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation be, and hereby is, created, and the powers, designations, privileges, preferences and relative participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be and hereby are, as follows:

Section 1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Cumulative Redeemable Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 40, with a par value of $0.01 per share. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and retired and revert to authorized but unissued shares of Preferred Stock; provided, however, that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of Preferred Stock other than Series A Preferred Stock.

Section 2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (a) senior to all classes of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), (b) on parity with any class or series of the Corporation’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock, and (c) senior to any other class or series of the Corporation’s capital stock, other than any class or series of the Corporation’s capital stock expressly designated as ranking senior to, or on parity with, the Series A Preferred Stock.

Section 3. Dividends.

(a) The Holders shall be entitled to receive, out of the funds legally available for the payment of dividends to the Corporation’s stockholders under Delaware law, quarterly cumulative cash dividends at the initial rate (the “Initial Rate”) of [the 5 Year U.S. Treasury Rate as of [            ], 2011 plus a spread equal to [    ]%] (the “Spread”) of the Liquidation Value per share per annum on each outstanding share of Series A Preferred Stock, payable in preference and priority to any payment of any dividend on the Common Stock or on any other class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock; provided, however, that on the fifth anniversary of the Date of Issuance, such dividend rate shall be reset to be the 5 Year U.S. Treasury Rate as of such date plus the Spread (the “Reset Rate”); provided, further, however, that such Initial Rate or

Reset Rate shall immediately and automatically increase by 2% (the “Default Rate”) upon any breach by the Corporation of any of the provisions of this Certificate of Designations, including, without limitation, the failure of the Corporation to pay in full any dividend to be paid pursuant to this Section 3 on the applicable Dividend Payment Date; provided, further, that while such 2% increase is in effect, the dividend rate shall not be further increased, notwithstanding the occurrence of more than one such breach. The Initial Rate, the Reset Rate or the Default Rate, as applicable at any such time, shall be referred to as the “Dividend Rate.” If the breach, or all of the breaches, as applicable, resulting in the application of the Default Rate have been cured (including, with respect to any failure to pay in full any dividend to be paid pursuant to this Section 3 on the applicable Dividend Payment Date, the payment in full of such dividend), then the Dividend Rate shall immediately and automatically be reset to be the Initial Rate or the Reset Rate, as applicable. The date on which the Corporation initially issues any share of Series A Preferred Stock shall be deemed to be its “Date of Issuance,” regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that are issued to evidence such share.

(b) The accrued dividends shall be payable on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2012 (each, a “Dividend Payment Date”) to the Holders of record at the close of business on the date that is 10 Business Days immediately preceding the applicable Dividend Payment Date. Dividends shall accrue in each dividend period from and including the preceding Dividend Payment Date or the Date of Issuance, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period at the applicable Dividend Rate. To the extent all accrued dividends are not paid on any Dividend Payment Date, all dividends that have accrued on each share of Series A Preferred Stock outstanding during the three-month period (or period from the Date of Issuance through March 31, 2012 in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date will be accumulated and shall remain accumulated dividends with respect to such share until paid in full. All such accumulated dividends on each share of Series A Preferred Stock shall be paid in full before (i) any dividend shall be paid on, or declared and set apart for shares of Common Stock or any class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock or (ii) any shares of Common Stock or any class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock may be redeemed or otherwise repurchased by the Corporation. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such Holder.

(c) Dividends on the Series A Preferred Stock shall accrue at the applicable Dividend Rate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The dividends shall accrue on a daily basis and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 4. Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:

(a) Mandatory Redemption on Mandatory Redemption Date.

(i) On the tenth anniversary of the Date of Issuance (the “Mandatory Redemption Date”), the Corporation shall redeem all issued and outstanding shares of Series A Preferred Stock at a redemption price in cash per share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon (whether or not authorized or declared) through the date of redemption (the “Redemption Payment”); provided, that no dividends shall accrue on the Mandatory Redemption Date.

(ii) The Corporation shall deliver a notice of redemption to each Holder not less than 30 or more than 60 calendar days prior to the Mandatory Redemption Date, which notice shall include: (A) the Mandatory Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed from such Holder; (C) the amount of such Holder’s Redemption Payment; (D) a statement that on the Mandatory Redemption Date, each share of Series A Preferred Stock issued and outstanding shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered) be redeemed for the Redemption Payment; and (E) a statement that payment of the Redemption Payment will be made to the Holder on the Mandatory Redemption Date. Notwithstanding the foregoing, any notice delivered by the Corporation under this Section 4(a) in accordance with Section 9 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder actually receives such notice, and neither the failure of a Holder to actually receive such notice nor any immaterial defect in such notice shall affect the validity of the redemption of the Series A Preferred Stock as set forth herein.

(b) Optional Redemption by the Corporation.

(i) Commencing on the fifth anniversary of the Date of Issuance, the Corporation may redeem, at its option, any number of shares of Series A Preferred Stock on any date specified by the Corporation (any such date, an “Optional Redemption Date”) at a redemption price in cash per share equal to the Redemption Payment; provided, that no dividends shall accrue on the Optional Redemption Date with respect to shares to be redeemed on such date.

(ii) If the Corporation elects to redeem any shares of Series A Preferred Stock pursuant to this Section 4(b), the Corporation shall deliver a notice of redemption to each Holder not less than 30 or more than 60 calendar days prior to the Optional Redemption Date, which notice shall include: (A) the Optional Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed from such

Holder; (C) the amount of such Holder’s Redemption Payment; (D) a statement that on the Optional Redemption Date, each share of Series A Preferred Stock to be redeemed shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered) be redeemed for the Redemption Payment; and (E) a statement that payment of the Redemption Payment will be made to the Holder on the Optional Redemption Date. Notwithstanding the foregoing, any notice delivered by the Corporation under this Section 4(b) in accordance with Section 9 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder actually receives such notice, and neither the failure of a Holder to actually receive such notice nor any immaterial defect in such notice shall affect the validity of the redemption of the Series A Preferred Stock as set forth herein.

(iii) If the Corporation elects to redeem less than all outstanding shares of Series A Preferred Stock pursuant to this Section 4(b), the redemption shall be made on a pro rata basis among all of the Holders.

(c) Redemption upon Change of Control.

(i) If a Change of Control occurs, each Holder shall have the right to require the Corporation to redeem its shares of Series A Preferred Stock pursuant to a Change of Control Offer, which Change of Control Offer shall be made by the Corporation in accordance with Section 4(c)(ii). In such Change of Control Offer, the Corporation shall offer a payment in cash per share of Series A Preferred Stock equal to (each, a “Change of Control Payment”):

(A) if such Change of Control occurs on or after the Date of Issuance and on or prior to the first anniversary of the Date of Issuance, 105% of the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date;

(B) if such Change of Control occurs after the first anniversary of the Date of Issuance and on or prior to the second anniversary of the Date of Issuance, 104% of the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date;

(C) if such Change of Control occurs after the second anniversary of the Date of Issuance and on or prior to the third anniversary of the Date of Issuance, 103% of the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date;

(D) if such Change of Control occurs after the third anniversary of the Date of Issuance and on or prior to the fourth anniversary of the Date of Issuance, 102% of the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date;

(E) if such Change of Control occurs after the fourth anniversary of the Date of Issuance and on or prior to the fifth anniversary of the Date of Issuance, 101% of the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date; or

(F) if such Change of Control occurs after the fifth anniversary of the Date of Issuance, the Liquidation Value per share plus all accrued and unpaid dividends thereon through the Change of Control Payment Date;

provided, in each case, that no dividends shall accrue on the Change of Control Payment Date with respect to shares to be redeemed on such date.

(ii) The Corporation shall mail a notice in accordance with this Section 4(c)(ii) (a “Change of Control Offer”) to each Holder promptly after the Corporation learns that a Change of Control will occur or has occurred, and in any event with 10 Business Days after learning that such Change of Control will occur or has occurred. For the avoidance of doubt, if the Corporation is a party to a transaction or series of transactions that constitute a Change of Control, the Corporation shall learn that such Change of Control shall occur for purposes of this Section 4(c)(ii) when the Corporation enters into definitive agreements providing for the Change of Control. Such Change of Control Offer shall describe the transaction or transactions that will constitute such Change of Control and offering to redeem the Series A Preferred Stock for the applicable Change of Control Payment on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no later than 30 calendar days following the later of (i) the date on which the Change of Control occurs or (ii) the date of such Change of Control Offer. In addition, such Change of Control Offer shall further state: (A) the amount of the applicable Change of Control Payment; (B) that the Holder may elect to have all or any portion of its shares of Series A Preferred Stock redeemed pursuant to the Change of Control Offer; (C) that any shares of Series A Preferred Stock to be redeemed must be surrendered for payment of the Change of Control Payment at the office of the Corporation or any redemption agent selected by the Corporation therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Corporation, as applicable (if reasonably required by the redemption agent or the Corporation, as applicable); (D) that, upon a Holder’s compliance with clause (C), payment of the Change of Control Payment will be made to the Holder on the Change of Control Payment Date to the account specified by such Holder to the Corporation in writing; (E) the date and time by which the Holder must make its election, provided that such date may not be more than [five] days prior to the Change of Control Payment Date; and (F) that any Holder may withdraw its election notice with respect to all or a portion of their shares of Series A Preferred Stock at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date. If the Corporation fails to deliver a Change of Control Offer to each Holder in accordance with this Section 4(c), (x) each such Holder may provide written notice to the Corporation at any time after the occurrence of a Change of Control notifying the Corporation that it elects to exercise its right to require redemption of all or a portion of such Holder’s shares of Series A Preferred Stock in exchange for the applicable Change of Control Payment, and the Corporation shall be required to redeem such shares, as if the Corporation had not failed to deliver the Change of Control Offer and (y) the applicable Change of Control Payment Date shall be 30 calendar days following the date on which such Holder mails written notice of such election to the Corporation.

(iii) On the Change of Control Payment Date, the Corporation shall, to the extent lawful: (A) accept for payment all shares of Series A Preferred Stock validly tendered pursuant to the Change of Control Offer; and (B) make the applicable Change of Control Payment to each Holder that validly tendered shares of Series A Preferred Stock pursuant to the Change of Control Offer.

(iv) The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer and makes the Change of Control Payment in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Corporation and purchases all shares of Series A Preferred Stock validly tendered under such Change of Control Offer.

(v) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 5. Preferences on Liquidation.

(a) In the event of a dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary), after any distribution to any class or series of the Corporation’s then outstanding capital stock ranking in any such event senior to the Series A Preferred Stock, but before any distribution to the holders of Common Stock or any other class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock, the Holders shall be entitled to receive, and the Corporation shall pay, out of assets of the Corporation legally available for distribution to the stockholders, whether such assets are capital, surplus or earnings, an amount per share equal to (i) the Liquidation Value plus all accrued and unpaid dividends thereon through the date of payment or (ii) if such dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary) occurs on or prior to the fifth anniversary of the Date of Issuance, the applicable Change of Control Payment that would be due to such Holder if such dissolution, liquidation or winding up were a Change of Control pursuant to Section 4(c) (as applicable, the “Liquidation Preference”); provided, however, that if the assets to be distributed to the Holders shall be insufficient to permit the payment to such Holders of the full Liquidation Preference and amounts due to holders of any other class or series of the Corporation’s capital stock ranking on parity with the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, then all of the assets of the Corporation legally available for distribution shall be distributed ratably to the Holders and to the holders of any other class or series of the Corporation’s capital stock ranking on parity with the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

(b) After the payment of the amounts required to be paid to the Holders upon the liquidation, dissolution or winding up of the Corporation pursuant to this Section 5, the outstanding shares of Series A Preferred Stock shall be deemed to have been redeemed and shall be cancelled and shall no longer be deemed to be issued and outstanding and the Holders shall not be entitled to any further right or claim.

Section 6. Voting Rights. The Series A Preferred Stock shall have no voting rights except as set forth in Section 7 below.

Section 7. Changes Affecting Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation’s Certificate of Incorporation, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the Holders of at least two-thirds of the total number of shares of Series A Preferred Stock outstanding, together with any requisite approval by each other class or series of stock ranking on parity with the Series A Preferred Stock:

(a) authorize, approve or make any change to the powers, preferences, privileges or rights of the Series A Preferred Stock set forth in this Certificate of Designations, whether by amendment of this Certificate of Designations or the Corporation’s Certificate of Incorporation or as a result of a recapitalization, reorganization, reclassification, consolidation, merger or otherwise;

(b) authorize or issue any new class or series of shares having preferences senior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; or

(c) authorize or issue any additional shares of Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock.

Section 8. Negative Covenants. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation of Cumulative Redeemable Series A Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment.

Section 9. Notices. All notices or communications in respect of the Series A Preferred Stock shall be in writing and shall be deemed delivered to a Holder (a) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid to the address provided by the Holder (as it may be changed from time to time) pursuant to the provisions of the Securities Purchase Agreement, dated October [    ], 2011, between the Holder (or its successor in interest) and the Corporation (the “Purchase Agreement”), (b) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery to the address provided by the Holder (as it may be changed from time to time) pursuant to the provisions of the Purchase Agreement, (c) on the date of delivery if delivered personally to the representative of such Holder designated pursuant to the provisions of the Purchase Agreement, or (d) if by facsimile, upon written confirmation of receipt by facsimile to the number provided by the Holder (as it may be changed from time to time) pursuant to the provisions of the Purchase Agreement.

Section 10. Withholding Tax. Notwithstanding any other provision of this Certificate of Designation, the Corporation shall be entitled to deduct and withhold (and/or recover) from any amounts payable to Holders the amount of any and all taxes which the Corporation may be required to deduct and withhold in accordance with applicable law. All such deducted and withheld amounts shall be timely remitted to the relevant governmental authority and all such deducted and withheld amounts shall be treated as having been paid to the relevant Holder.

Section 11. Board Observer Right.

(a) If (i) a Dividend Payment Default occurs, or if (ii) the Corporation defaults on its obligation under Section 4(a) or Section 4(c) to redeem the Series A Preferred Stock on the Mandatory Redemption Date or the Change of Control Payment Date, as applicable (a “Redemption Default”), the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a single class, shall be entitled to elect one representative (the “Parent Board Representative”) to attend, in a nonvoting observer capacity and subject to Section 11(b) below, meetings of the Board of Directors of Parent until, (x) if a Dividend Payment Default has occurred, (1) all unpaid dividends on the outstanding shares of Series A Preferred Stock have been paid or (2) all unpaid dividends on the outstanding Series A Preferred Stock have been declared and an amount sufficient for the payment thereof has been set aside for payment or (y) if a Redemption Default has occurred, all shares of Series A Preferred Stock the Corporation was required to redeem on either the Mandatory Redemption Date or the Change of Control Redemption Date, as applicable, have been redeemed. A “Dividend Payment Default” shall be deemed to have occurred as of a particular date if, on such date, the Corporation is then in arrears on dividends on the outstanding shares of Series A Preferred Stock that were due on six or more regularly scheduled Dividend Payment Dates, whether or not such Dividend Payment Dates are consecutive, whether or not such dividends are declared and whether or not such payment is legally permissible or prohibited by any agreement to which the Corporation is subject.

(b) The Parent Board Representative shall have the right to attend all meetings of the Parent’s Board of Directors in a nonvoting observer capacity, and to receive copies of all notices, minutes, consents, and other materials that the Parent provides to its directors in the same manner and at the same time such materials are provided to such directors; provided, however, that the Parent shall have the right to exclude the Parent Board Representative from access to any material or meeting or portion thereof if the Parent determines in good faith that (A) such exclusion is reasonably necessary or advisable to preserve the attorney-client privilege, (B) such exclusion is necessary or advisable to avoid a conflict of interest between the Parent and any holder of the Series A Preferred Stock or the Parent Board Representative, or (C) such exclusion is necessary or advisable to protect trade secrets or other highly confidential information. The Parent Board Representative shall agree to hold in confidence all information provided to it or learned by it in connection with its rights under this Section 11, except to the extent otherwise required by law and any other regulatory process to which the Parent Board Representative is subject. Neither the Corporation nor the Parent shall be required to pay the expenses of the Parent Board Representative incurred in connection with such person’s attendance at Parent Board meetings.

Section 12. Definitions. The following terms, as used herein, shall have the following meanings:

“Business Day” shall mean any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Change of Control” shall mean:

(a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) of all or substantially all the assets of (i) the Corporation and its subsidiaries, taken as a whole, or (ii) the Parent and its subsidiaries, taken as a whole; or

(b) the consummation of any transaction (including any merger or consolidation) or a series of related transactions the result of which is that any “person” (as defined herein), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (i) more than 50% of securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation or (ii) more than 50% of securities of the Parent ordinarily having the power to vote for the election of directors of the Parent; provided, however, that, in determining whether a Change of Control has occurred, securities that are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(c) the Parent no longer operates, either directly or indirectly through its subsidiaries, substantially all of the U.S. Licensed Business through the Company and/or the Company’s subsidiaries. The “U.S. Licensed Business” means the Licensed Business (as defined in the License, Services and Development Agreement among Marriott International, Inc., Marriott Worldwide Corporation and the Parent) and MVW Ritz-Carlton Business (as defined in the License, Services and Development Agreement between The Ritz-Carlton Hotel Company, L.L.C. and the Parent) relating to projects located in the 50 United States.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holders” shall mean the holders of outstanding shares of Series A Preferred Stock as reflected in the records of the Corporation.

“Liquidation Value” shall mean an amount initially equal to $1,000,000 per share of Series A Preferred Stock, subject to appropriate adjustment for any stock dividend, stock split, subdivision, recapitalization or consolidation of or on the Series A Preferred Stock.

“Non-Control Acquisition” shall mean:

(a) for purposes of determining whether a Change of Control has occurred with respect to the Corporation, an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a “Subsidiary”), (ii) the Corporation or its Subsidiaries.

(b) for purposes of determining whether a Change of Control has occurred with respect to the Parent, an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Parent or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Parent (for purposes of this definition, a “Subsidiary”), (ii) the Parent or its Subsidiaries.

“Parent” shall mean Marriott Vacations Worldwide Corporation, a Delaware corporation.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, or any other juridical person.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of this [    ] day of October, 2011.

Name: Bancroft S. Gordon
Title: Secretary